Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-105650) and Forms S-8 (Nos. 333-108974, 333-987773, 333-83298, 333-121175, 333-43316, 333-127041, and 333-127042) of McDATA Corporation of our report dated April 14, 2004, except for Notes 16 and 19 which are as of April 24, 2006, relating to the consolidated statements of operations, of changes in stockholders’ equity and of cash flows and financial statement schedule for the year ended January 31, 2004 which appear in this Form 10-K.

PricewaterhouseCoopers LLP

Denver, Colorado

April 24, 2006